Exhibit 6.11

ASSIGNMENT AND ASSUMPTION

OF MEMBERSHIP INTERESTS

This ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS (this “Assignment”) is entered into as of the 1st day of November, 2022 (the “Effective Date”), by and between Anacapa CA LLC, a California limited liability company (“Assignor”), and HT Red LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor is the owner of a one hundred percent (100%) membership interest (the “Assigned Interest”) in Pure CA LLC, a California limited liability company (the “Company”); and

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of November 1, 2022 (the “Purchase Agreement”), by and among Assignee, Assignor, and the Buyer Parent, Assignor has agreed to sell, convey, transfer, assign and deliver to Assignee, and Assignee has agreed to purchase from Assignor and assume and accept the liabilities associated with, the Assigned Interest, in each case subject to the terms and conditions of the Purchase Agreement;

WHEREAS, Assignor desires to assign, transfer, and sell to Assignee its Assigned Interest in the Company, together with all other interest of Assignor in and to the Company; and

WHEREAS, capitalized terms used but not identified herein shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment. Assignor hereby sells, conveys, transfers, assigns and delivers to Assignee all of the Assignor’s right, title, and interest in and to the Assigned Interest, and Assignee hereby agrees to such sale, conveyance, transfer, assignment and delivery and accepts the Assigned Interest.

2. Assumption. Assignee hereby assumes and agrees to pay, perform, pay and discharge when due any and all liabilities based upon, arising out of or in connection with, or related in any manner to, the Assigned Interests as contemplated by the Purchase Agreement.

3. Substitution as Member. From and after the Effective Date, Assignee shall be substituted for Assignor as a member of the Company with respect to the Assigned Interests and shall become the sole member of the Company, and Assignor shall cease to be a member of the Company and shall cease to have or exercise any right or power as a member thereof or with respect to the Assigned Interests. Notwithstanding anything in the Company’s organizational documents to the contrary, the consummation of the transactions contemplated by this Assignment shall not cause the dissolution of the Company, and the Company’s business shall continue from and after the Effective Date.

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4. Purchase Agreement. This Assignment is subject to, in all respects, the terms and conditions of the Purchase Agreement, and nothing contained in this Assignment is meant to enlarge, diminish, or otherwise alter the terms and conditions of the Purchase Agreement or the Parties’ respective rights, duties, liabilities and obligations contained therein. To the extent there is a conflict between this Assignment and the Purchase Agreement, the terms of the Purchase Agreement shall control.

5. Further Assurances. From time to time after the Effective Date, at either Party’s written request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment, and confirmation and provide such materials and information and take such other actions as such Party may reasonably request in writing in order to consummate the transactions contemplated by this Assignment.

6. Amendments and Modifications. This Assignment may not be modified or amended in any manner other than by a written agreement signed by the party to be charged.

7. Assignment; Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Assignment or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment without such consent shall be null and void ab initio.

8. Governing Law.

a. This Assignment and any controversy arising out of or relating to this Assignment shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law. Each Party (i) submits to the jurisdiction of any court sitting in Los Angeles County, State of California in any action or proceeding arising out of or relating to this Assignment (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a dispute hereunder), (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Assignment in any other court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.1 of the Purchase Agreement; provided, that nothing in this paragraph 8 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Law.

b. THE PARTIES TO THIS ASSIGNMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS ASSIGNMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS ASSIGNMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES MAY FILE A COPY OF THIS ASSIGNMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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9. Counterparts. This Assignment may be executed in several counterparts (including facsimile or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Assignment shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Assignment shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

12. Defined Terms. Capitalized terms used herein, but not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

12. Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Assignment shall also constitute a “deed,” “bill of sale” or an “assignment” of the Assigned Interests.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date set forth above.

ASSIGNOR:

ANACAPA CA LLC

By:
Name:	Jordan Lams
Title:	Chief Executive Officer

ASSIGNEE:

HT RED LLC

By:
Name:	Paul Henderson
Title:	Chief Executive Officer

[Signature Page to Assignment and Assumption of Membership Interests]